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                                                                   Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N 1-A of the Staar Investment Trust of our report, dated March 13, 2009 on the Statement of Assets and Liabilities, including the schedules of investments, as of December 31, 2008, and the related Statements of Operations for the year then ended and the Statements of Changes in Net Assets for each of the two years in the period then ended and the financial highlights for each of the six years in the period then ended.


                                        /s/ Carson & Co., LLC
                                        ----------------------------------------
                                        Carson & Co., LLC
                                        Certified Public Accountants

Sewickley, PA
April 29, 2009